Exhibit 5.1

July 13, 2016

Petróleo Brasileiro S.A.— Petrobras

Avenida República do Chile, 65

20031-912 Rio de Janeiro—RJ

Brazil

Petrobras Global Finance B.V.

Weena 762

3014 DA Rotterdam

The Netherlands

Ladies and Gentlemen:

I am the General Counsel of Petróleo Brasileiro S.A. — Petrobras (“Petrobras”), a sociedade de economia mista organized under the laws of the Federative Republic of Brazil (“Brazil”).  This opinion is being furnished to you in connection with the amended and restated guaranty (the “Guaranty for the 2021 Additional Notes”) dated as of July 13, 2016 for the US$1,750,000,000 aggregate principal amount of additional notes of PGF’s 8.375% Global Notes due 2021 (the “2021 Additional Notes”) and the amended and restated guaranty (the “Guaranty for the 2026 Additional Notes” and, together with the Guaranty for the 2021 Additional Notes, the “Guaranties”) dated as of July 13, 2016 for the US$1,250,000,000 aggregate principal amount of additional notes of PGF’s 8.750% Global Notes due 2026 (the “2026 Additional Notes” and, together with the 2021 Additional Notes, the “Notes”), by and between Petrobras, as the guarantor, and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”) under the indenture (the “Base Indenture”) dated as of August 29, 2012, by and between Petrobras’s wholly-owned subsidiary, Petrobras Global Finance B.V. (“PGF”), and the Trustee. The 2021 Additional Notes are to be issued by PGF under the amended and restated Twenty-First Supplemental Indenture, dated as of July 13, 2016 (the “Amended and Restated Twenty-First Supplemental Indenture” and together with the Base Indenture, the “2021 Indenture”), and the 2026 Additional Notes are to be issued by PGF under the amended and restated Twenty-Second Supplemental Indenture, dated as of July 13, 2016 (the “Amended and Restated Twenty-Second Supplemental Indenture” and together with the Base Indenture, the “2026 Indenture” and together with the 2021 Indenture and the Guaranties, the “Transaction Documents”), in each case by and among PGF, Petrobras and the Trustee.

For the purpose of rendering this opinion, I have examined the execution copies or copies certified to my satisfaction of the following documents:

(i)	the Base Indenture;
(ii)	a form of the Amended and Restated Twenty-First Supplemental Indenture;
(iii)	a form of the Amended and Restated Twenty-Second Supplemental Indenture;
(iv)	a form of the Guaranty for the 2021 Additional Notes;
(v)	a form of the Guaranty for the 2026 Additional Notes;
(vi)	the Estatuto Social of Petrobras;
(vii)	resolutions of the board of directors and board of executive officers of Petrobras authorizing the signing of each Transaction Document to which Petrobras is a party;
(viii)	a Secretary’s Certificate of Petrobras;
(ix)	an Officer’s Certificate of Petrobras; and
(x)	such other documents, records and matters of law as I have deemed necessary;

In rendering the foregoing opinions, I have assumed the authenticity of all documents represented to me to be originals, the conformity to original documents of all copies of documents submitted to me, the accuracy and completeness of all corporate records made available to me and the genuineness of all signatures that purport to have been made in a corporate, governmental, fiduciary or other capacity, and that the persons who affixed such signatures had authority to do so.

Based on the foregoing and subject to the qualifications and limitations hereinafter specified, I am of the opinion that:

(i)	Petrobras has been duly incorporated and is validly existing as a corporation (sociedade de economia mista) under the laws of Brazil.
(ii)	Petrobras has all power and authority to enter into and perform its obligations under the Guaranties.
(iii)	The execution, delivery and performance of the Guaranties have been duly authorized by the board of executive officers of Petrobras.

I express no opinion as to any matter which may be, or which purports to be, governed by the laws of any jurisdiction other than the laws of Brazil.

This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

I hereby consent to the use of my name in the prospectus constituting a part of the Registration Statement, and in any prospectus supplements related thereto, under the heading “Legal Matters” as counsel who has passed on specific opinions based on Brazilian law and relating to the Notes, the 2021 Indenture, the 2026 Indenture and the Guaranties, and to the use of this opinion as an exhibit to the Registration Statement.  In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Taísa Oliveira Maciel
Taísa Oliveira Maciel
General Counsel of Petrobras

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